Exhibit 21.1

CHORDIANT SOFTWARE, INC. SUBSIDIARIES

Chordiant Software International, Inc., a Delaware corporation

Prime Response, Inc., a Delaware corporation

Chordiant Software International SARL, a French company

Chordiant Software International GmbH, a German company

Chordiant Software International Espana SL

Chordiant Software International Europe, LTD

OnDemand, Inc. a Delaware corporation

KiQ Limited

Chordiant Software International B.V.